                                                                    Exhibit 99.1


                         CORTLAND BANCORP PRESS RELEASE

Cortland, Ohio (January 31, 2000) - Cortland Bancorp (OTC Bulletin Board:
"CLDB")) today announced that the Company's Board of Directors has approved a stock repurchase program authorizing the repurchase of up to 185,000 shares of the Company's outstanding common stock. This repurchase program will commence on February 3, 2000. The number of shares to be repurchased will depend on market conditions. Accordingly, there is no guarantee as to the exact number of shares to be repurchased. Currently, Cortland Bancorp has approximately 3,764,759 shares outstanding.

Rodger W. Platt, Chairman and President of Cortland Bancorp, stated that the repurchase program will expire on February 3, 2001. The Board of Directors approved the repurchase program in view of current economic and market factors, alternate investment strategies and the strong capital position of the Company and its banking subsidiary, The Cortland Savings and Banking Company. The Company believes that the repurchase of its shares represents an attractive investment opportunity which will benefit the Company and its stockholders.

According to Mr. Platt, the repurchase generally would be effected through open market purchases or in privately negotiated transactions in accordance with applicable regulations of the Securities and Exchange Commission. The repurchased shares will become treasury shares available for general corporate purposes, including possible use in connection with acquisitions or other distributions such as stock dividends or stock splits.

As of December 31, 1999, Cortland Bancorp reported total assets of $423 million and shareholders' equity of $44 million, representing more than 10% of total assets. Net income for 1999 was $4.862 million compared to $4.816 million in 1998. Earnings per share amounted to $1.31 for both years.

Cortland Bancorp's principal subsidiary is the Cortland Savings and Banking Company. The Cortland Savings and Banking Company is a full-service, state-chartered bank engaged in commercial and retail banking and trust services. The Cortland Savings and Banking Company's commercial and consumer banking services include checking accounts, savings accounts, time deposit accounts, commercial, mortgage and installment loans, commercial leasing, night depository, automated teller services, safe deposit boxes, money order services, travelers checks, utility bill payments and other miscellaneous services normally offered by commercial banks. In addition, the Cortland Savings and Banking Company offers discount brokerage services, while the Trust function provides access to a broad range of fiduciary services.

Business is conducted at a total of thirteen offices, encompassing Trumbull County, Portage County, Astabula County, and Mahoning County, all in northeastern Ohio. Chartered by the State of Ohio, The Cortland Savings and Banking Company was founded in 1892 and is also a member of the Federal Reserve System.